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Exhibit 21.1

(1) LIST OF SUBSIDIARIES OF FELDMAN MALL PROPERTIES, INC.

COMPANY	JURISDICTION OF ORGANIZATION

Feldman Holdings Business Trust I	Maryland
Feldman Holdings Business Trust II	Maryland
Feldman Equities General Partner Inc.	Pennsylvania
Feldman Harrisburg General Partner Inc.	Pennsylvania
Feldman Equities Operating Partnership, LP	Delaware
Feldman Equities Management, Inc.	Delaware
Feldman Equities of Arizona, LLC	Arizona
Feldman Mall Investors, LLC	Arizona
Feldman Foothills Pads, LP	Arizona
Feldman Foothills Mall, LP	Arizona
Foothills Mall, LLC	Delaware
Feldman Pads Partner, Inc.	Arizona
Feldman Mall Partner, Inc.	Arizona
Feldman Equities Management, LLC	Arizona
FMP Colonie Center LLC	Delaware
FMP Stratford LLC	Delaware
FMP Tallahassee LLC	Delaware
FMP Northgate LLC	Delaware
FMP Northgate Outparcel LLC	Delaware